File No. 33-16338

811-05202

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 181  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 181  [X]

(Check appropriate box or boxes.)

The Dreyfus/Laurel Funds, Inc.

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6400

Bennett A. MacDougall, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (a)(42), (n)(2) and (n)(3) to Item 28 to the Registration Statement.

This Post-Effective Amendment is for the purpose of filing the following exhibits: Articles Supplementary to the Articles of Incorporation, dated May 1, 2018; and revised 18F-3 plans, amended as of June 11, 2018 and June 15, 2018 as Exhibits to item 28 of the Registrant's Registration Statement on Form N-1A.

Part A of Dreyfus Core Equity Fund and Dreyfus Floating Rate Income Fund, Post-Effective Amendment No. 174 was filed on December 27, 2017 pursuant to Rule 485(b) under the Securities Act of 1933 and is incorporated by reference herein;

Part A of Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund, Post-Effective Amendment No. 176 was filed on February 27, 2018 pursuant to Rule 485(b) under the Securities Act of 1933 and it incorporated by reference herein; and

The Statement of Additional Information for the Registrant with respect to Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund was filed on April 30, 2018 pursuant to Rule 497(e) under the Securities Act of 1933 and is incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS, INC.

(formerly, The Laurel Funds, Inc.)

PART C.
OTHER INFORMATION

Item 28. Exhibits

(a)(1) Articles of Incorporation dated July 31, 1987 is incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on December 29, 1995 ("Post-Effective Amendment No. 41").

(a)(2) Articles Supplementary to the Articles of Incorporation, dated October 15, 1993(increasing authorized capital stock) is incorporated by reference to Exhibit 1(b) of Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A, filed on September 22, 1995 ("Post-Effective Amendment No. 39").

(a)(3) Articles of Amendment to the Articles of Incorporation, dated March 31, 1994 is incorporated by reference to Exhibit a(c) of Post-Effective Amendment No. 41.

(a)(4) Articles Supplementary to the Articles of Incorporation, dated March 31, 1994(reclassifying shares) is incorporated by reference to Exhibit 1(d) of Post-Effective Amendment No. 41.

(a)(5) Articles Supplementary dated May 24, 1994(designating and classifying shares) is incorporated by reference to Exhibit 1(e) of Post-Effective Amendment No. 39.

(a)(6) Articles of Amendment to the Articles of Incorporation, dated October 17, 1994 are incorporated by reference to Exhibit 1(f) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on December 13, 1994("Post-Effective Amendment No. 31").

(a)(7) Articles Supplementary to the Articles of Incorporation, dated December 19, 1994(designating classes) is incorporated by reference to Exhibit 1(g) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on December 13, 2014.

(a)(8) Articles of Amendment to the Articles of Incorporation, dated June 9, 1995 is incorporated by reference to Exhibit 1(h) of Post-Effective Amendment No. 39.

(a)(9) Articles of Amendment to the Articles of Incorporation, dated August 30, 1995 is incorporated by reference to Exhibit 1(i) of Post-Effective Amendment No. 39.

(a)(10) Articles Supplementary to the Articles of Incorporation, dated August 31, 1995(reclassifying shares) is incorporated by reference to Exhibit 1(j) of Post-Effective Amendment No. 39.

(a)(11) Articles of Amendment to the Articles of Incorporation, dated October 31, 1995(designating and classifying shares) is incorporated by reference to Exhibit 1(k) of Post-Effective Amendment No. 41.

(a)(12) Articles of Amendment of the Articles of Incorporation, dated November 22, 1995(designating and reclassifying shares) is incorporated by reference to Exhibit 1(l) of Post-Effective Amendment No. 41.

(a)(13) Articles of Amendment of the Articles of Incorporation, dated July 15, 1996 is incorporated by reference to Exhibit 1(m) of Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A, filed on August 20, 1997("Post-Effective Amendment No. 53").

(a)(14) Articles of Amendment of the Articles of Incorporation, dated February 27, 1997 is incorporated by reference to Exhibit 1(n) of Post-Effective Amendment No. 53.

(a)(15) Articles of Amendment of the Articles of Incorporation, dated August 13, 1997 is incorporated by reference to Exhibit 1(o) of Post-Effective Amendment No. 53.

(a)(16) Articles of Amendment of the Articles of Incorporation, dated October 30, 1997 is incorporated by reference to Exhibit 1(p) of Post-Effective Amendment No. 56 to the Registrant's Registration Statement on Form N-1A, filed on November 4, 1997.

(a)(17) Articles of Amendment of the Articles of Incorporation, dated March 25, 1998 is incorporated by reference to Exhibit 1(M) of Post-Effective Amendment No. 62 to the Registrant's Registration Statement on Form N-1A, filed on March 31, 1998.

(a)(18) Articles of Amendment of the Articles of Incorporation, dated July 30, 1998 is incorporated by reference to Exhibit A(18) of Post-Effective Amendment No. 67 to the Registrant's Registration Statement on Form N-1A, filed on September 30, 1998.

(a)(19) Articles Supplementary to the Articles of Incorporation, dated August 9, 1999(designating and classifying shares) is incorporated by reference to Exhibit A(19) of Post-Effective Amendment No. 76 to the Registrant's Registration Statement on Form N-1A, filed on February 24, 2000 ("Post-Effective Amendment No. 76").

(a)(20) Articles Supplementary to the Articles of Incorporation, dated March 15, 1999(designating and classifying shares) is incorporated by reference to Exhibit A(20) of Post-Effective Amendment No. 76.

(a)(21) Articles of Amendment of the Articles of Incorporation, dated March 15, 1999 is incorporated by reference to Exhibit A(21) of Post-Effective Amendment No. 76.

(a)(22) Articles of Amendment of the Articles of Incorporation, dated January 31, 2002 is incorporated by reference to Exhibit A(22) of Post-Effective Amendment No. 83 to the Registrant's Registration Statement on Form N-1A, filed on April 15, 2002 ("Post-Effective Amendment No. 83").

(a)(23) Articles Supplementary of the Articles of Incorporation, dated January 31, 2002(designating and classifying shares) is incorporated by reference to Exhibit A(23) of Post-Effective Amendment No. 83.

(a)(24) Articles Supplementary to the Articles of Incorporation, dated May 12, 2004(designating and classifying shares) is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 89 to Registrant's Registration Statement on Form N-1A filed on May 13, 2004.

(a)(25) Articles Supplementary to the Articles of Incorporation, dated June 30, 2006(designating and classifying shares) is incorporated by reference to Exhibit a(25) of Post-Effective Amendment No. 99 to Registrant's Registration Statement on Form N-1A filed on June 29, 2006.

(a)(26) Articles Supplementary to the Articles of Incorporation, dated June 25, 2007(designating and classifying shares) is incorporated by reference to Exhibit A(26) of Post-Effective Amendment No. 106 to Registrant's Registration Statement on Form N-1A filed on December 26, 2007.

(a)(27)  Articles of Amendment of the Articles of Incorporation, dated July 5, 2007(redesignating Class R shares as Class I shares) is incorporated by reference to Exhibit A(19) of Post-Effective Amendment No. 107 to Registrant's Registration Statement on Form N-1A, filed on December 27, 2007.

(a)(28) Articles Supplementary to the Articles of Incorporation, dated October 14, 2008(designating and classifying shares) is incorporated by reference to Exhibit A(29) of Post-Effective Amendment No. 110.

(a)(29) Articles Amendment of the Articles of Incorporation, dated December 2, 2008 is incorporated by reference to Post-Effective Amendment No.110.

(a)(30)  Articles Supplementary to the Articles of Incorporation, dated April 23, 2009 is incorporated by reference to Exhibit A(31) of Post-Effective Amendment No. 114 to Registrant's Registration Statement on Form N-1A, filed on December 22, 2009.

(a)(31) Articles of Amendment of the Articles of Incorporation, dated February 17, 2010(redesignating Dreyfus Small Cap Value Fund as Dreyfus Small Cap Fund) is incorporated by reference to Exhibit A(32) of Post-Effective Amendment No. 117 to Registrant's Registration Statement on Form N-1A, filed on February 26, 2010.

(a)(32) Articles of Amendment of the Articles of Incorporation, dated October 28, 2010(redesignating Dreyfus Strategic Income Fund as Dreyfus Opportunistic Fixed Income Fund) is incorporated by reference to Exhibit A(33) of Post-Effective Amendment No. 119 to Registrant's Registration Statement on Form N-1A filed on December 23, 2010("Post-Effective Amendment No. 119").

(a)(33)  Articles Supplementary to the Articles of Incorporation, dated March 28, 2013 is incorporated by reference to Exhibit A(34) of Post-Effective Amendment No. 133 to Registrant's Registration Statement on Form N-1A, filed on June 12, 2013.

(a)(34) Articles Supplementary to the Articles of Incorporation, dated June 20, 2013 (relating to Class Y of Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) is incorporated by reference to Exhibit A(35) of Post-Effective Amendment No. 134 to Registrant's Registration Statement on Form N-1A, filed on June 26, 2013.

(a)(35) Articles Supplementary to the Articles of Incorporation, dated September 17, 2013 (relating to Dreyfus Floating Rate Income Fund) is incorporated by reference to Exhibit A(36) of Post-

Effective Amendment No. 139 to Registrant's registration statement on Form N-1A, filed on September 5, 2013 ("Post-Effective Amendment No. 139").

(a)(36) Articles of Amendment of the Articles of Incorporation dated, September 1, 2015, is incorporated by reference to Exhibit A(37) of Post-Effective Amendment 151 to the Registrant’s Registration Statement on Form N-1A, filed on November 3, 2015 ("Post-Effective Amendment No. 151").

(a)(37) Articles Supplementary to the Articles of Incorporation, dated December 15, 2015(relating to Class B of General Treasury and Agency Money Market Fund) is incorporated by reference to Exhibit A(38) of Post-Effective Amendment No. 153 to the Registrant’s Registration Statement on Form N-1A, filed on December 30, 2015 ("Post-Effective Amendment No. 153").

(a)(38) Articles Supplementary to the Articles of Incorporation, dated March 31, 2016, is incorporated by reference to Exhibit A(39) of Post-Effective Amendment No. 160 to the Registrant's Registration Statement on Form N-1A, filed on April 11, 2016.

(a)(39) Articles of Amendment of the Articles of Incorporation, dated August 31, 2016, is incorporated by reference to Exhibit a(40) of Post-Effective Amendment No. 162 to the Registrant's Registration Statement on Form N-1A, filed on September 12, 2016("Post-Effective Amendment No. 162").

(a)(40) Articles Supplementary to the Articles of Incorporation, dated March 7, 2017, adding Class T Shares (relating to Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) is incorporated by reference to Exhibit A(41) of Post-Effective Amendment No. 169 to the Registrant's Registration Statement on Form N-1A, filed on March 30, 2017 ("Post-Effective Amendment No. 169").

(a)(41) Articles Supplementary to the Articles of Incorporation, dated February 26, 2018, (relating to Dreyfus Floating Rate Income Fund) is incorporated by reference to Exhibit (a)(41) of Post-Effective Amendment No. 178 to Registrant's Registration Statement on Form N-1A, filed on March 6, 2018.

(a)(42) Articles of Amendment of the Articles of Incorporation, dated May 1, 2018, (redesignating Dreyfus Opportunistic Fixed Income Fund as Dreyfus Unconstrained Bond Fund) is filed herewith.

(b) Amended and Restated By-Laws, dated July 1, 2011 is incorporated by reference to Exhibit B(2) of Post-Effective Amendment No. 124 to Registrant's Registration Statement on Form N-1A, filed on August 12, 2011.

(c) Not applicable.

(d)(1) Investment Management Agreement between Mellon Bank, N.A. and the Registrant, dated April 4, 1994 is incorporated by reference to Exhibit 5(b) of Post-Effective Amendment No. 41.

(d)(2) Assignment and Assumption Agreement among Mellon Bank, N.A., The Dreyfus Corporation and the Registrant, dated October 17, 1994 (relating to Investment Management

Agreement) is incorporated by reference to Exhibit 5(d) of Post-Effective Amendment No. 31.

(d)(3) Management Agreement between the Registrant (on behalf of Dreyfus Floating Rate Income Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) and The Dreyfus Corporation, dated April 20, 2006, As Amended, April 25, 2013, Revised as of March 20, 2014, is incorporated by reference to Exhibit D(7) of Post-Effective Amendment No. 146 to Registrant's Registration Statement on Form N-1A, filed on June 26, 2014.

(d)(4) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. (with respect to Dreyfus Core Equity Fund), dated July 30, 1998 and as amended, August 3, 2009, is incorporated by reference to Exhibit D(5) of Post-Effective Amendment No. 112 to Registrant's Registration Statement on Form N-1A, filed on July 24, 2009("Post-Effective Amendment No. 112").

(d)(5) Sub-Investment Advisory Agreement between The Dreyfus Corporation and Fayez Sarofim & Co. (with respect to Dreyfus Tax Managed Growth Fund), dated October 23, 1997 and as amended, August 3, 2009, is incorporated by reference to D(6) Post-Effective Amendment No. 112.

(d)(6)  Sub-Investment Advisory Agreement between The Dreyfus Corporation and Alcentra NY, LLC, (with respect to Dreyfus Floating Rate Income Fund), dated September 17, 2013, is incorporated by reference to Exhibit D(10) Post-Effective Amendment No. 139.

(d)(7) Revised Exhibit A, dated March 1, 2018, to Investment Management Agreement between Mellon Bank, N. A. and Registrant, dated April 4, 1994, is incorporated by reference to Exhibit d(7) of Post-Effective Amendment No. 176 to the Registrant's Registration Statement on Form N-1A, filed on February 27, 2018 ("Post-Effective Amendment No. 176").

(e)(1) Amended and Restated Distribution Agreement between the Registrant and MBSC Securities Corporation, dated October 1, 2010, revised as of September 17, 2013 (relating to Dreyfus Floating Rate Income Fund) is incorporated by reference to E(1) of Post-Effective Amendment No. 139.

(e)(2) Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement (relating to Dreyfus Bond Market Index Fund, Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Institutional S&P 500 Stock Index Fund, Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund) is incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 179 to the Registrant's Registration Statement on Form N-1A, filed on March 28, 2018 ("Post-Effective Amendment No. 179").

(e)(3) Forms of Supplemental to Service Agreements are incorporated by reference to Post-Effective Amendment No. 103 to Registrant's Registration Statement on Form N-1A, filed on February 28, 2007.

(e)(4) Form of Service Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 162.

(f) Not applicable.

(g)(1) Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Exhibit G of Post-Effective Amendment No. 119 to Registrant's Registration Statement on Form N-1A, filed on December 23, 2010.

(g)(2) Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit G(2) of Post-Effective Amendment No. 142 to the Registrant's Registration Statement on Form N-1A, filed on December 24, 2013 ("Post-Effective Amendment No. 142").

(g)(3) Second Amendment to Custody Agreement made as of December 22, 2016 is incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 167 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2017 ("Post-Effective Amendment No. 167").

(h)(1) Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012 is incorporated by reference to Exhibit H of Post-Effective Amendment No. 128 to the Registrant's Registration Statement on Form N-1A, filed on December 27, 2012.

(h)(2) Shareholder Services Plan, as revised September 17, 2013 (relating to Class A and Class C shares of Dreyfus Floating Rate Income Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) is incorporated by reference Exhibit M(15) to Post-Effective Amendment No. 139.

(i)(1) Consent and opinion of Registrant's counsel (relating to Dreyfus Core Equity Fund and Dreyfus Floating Rate Income Fund) is incorporated by reference to Exhibit i(1) of Post-Effective Amendment No. 174 to the Registrant's Registration Statement on Form N-1A, filed on December 27, 2017("Post-Effective Amendment No. 174").

(i)(2) Consent and opinion of Registrant's counsel (relating to Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Tax Managed Growth Fund, Dreyfus Institutional S&P 500 Stock Index Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) is incorporated by reference to Exhibit (i)(2) of Post-Effective Amendment No. 176.

(i)(3)  Consent and opinion of Registrant's counsel (relating to the Class T shares of Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund and Dreyfus Tax Managed Growth Fund) is incorporated by reference to Exhibit (i)(3) of Post-Effective Amendment No. 169.

(i)(4) Consent and opinion of Registrant's counsel (relating to General Treasury and Agency Money Market Fund) is incorporated by reference to Exhibit (i)(4) of Post-Effective Amendment No. 179.

(j)(1) Consent of Independent Registered Public Accounting Firm (relating to Dreyfus Core Equity Fund and Dreyfus Floating Rate Income Fund) is incorporated by reference to Exhibit j(1) of Post-Effective Amendment No. 174.

(j)(2) Consent of Independent Registered Public Accounting Firm (relating to Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Tax Managed Growth Fund,

Dreyfus Institutional S&P 500 Stock Index Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund)) is incorporated by reference to Exhibit (j)(2) of Post-Effective Amendment No. 176.

(j)(3) Consent of Independent Registered Public Accounting Firm (relating to the Class T shares of Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund and Dreyfus Tax Managed Growth Fund) is incorporated by reference to Exhibit (j)(3) of Post-Effective Amendment No. 169.

(j)(4) Consent of Independent Registered Public Accounting Firm (relating to General Treasury and Agency Money Market Fund) is incorporated by reference to Exhibit (j)(4) of Post-Effective Amendment No. 179.

(k) Letter of Investment Intent is incorporated by reference to the Registration Statement.

(l) Not applicable.

(m)(1) Amended and Restated Distribution Plan effective as of March 22, 2000, (relating to Investor Class Shares and Class A Shares) for Dreyfus Bond Market Index Fund, General Treasury and Agency Money Market Fund (formerly Dreyfus U.S. Treasury Reserves), and Dreyfus Tax Managed Growth Fund is incorporated by reference to Exhibit M(1) of Post-Effective Amendment No. 87 to Registrant's Registration Statement on Form N-1A, filed on February 27, 2004 ("Post-Effective Amendment No. 87").

(m)(2) Amended and Restated Distribution Plan, dated October 17, 1994, as revised October 25, 1995, and 1997, (relating to Dreyfus Disciplined Stock Fund) is incorporated by reference to Exhibit M(2) of Post-Effective Amendment No. 61 to the Registrant's Registration Statement on Form N-1A, filed on February 26, 1998.

(m)(3) Amended and Restated Distribution Plan, effective as of March 22, 2000 and as revised April 15, 2002, (relating to Class A shares for Dreyfus Core Equity Fund (formerly Dreyfus Premier Core Equity Fund)) is incorporated by reference to Exhibit M(3) Post-Effective Amendment No. 87.

(m)(4) Distribution Plan, dated December 19, 1994, as revised November 20, 1997, as of April 15, 2002 and revised March 13, 2012, (relating to Class B and Class C shares for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund) is incorporated by reference to Exhibit (m)(4) of Post-Effective Amendment No. 162.

(m)(5) Distribution Plan dated April 20, 2006, as revised September 17, 2013, (relating to Class C shares of Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund) and Dreyfus Floating Rate Income Fund) is incorporated by reference to Exhibit M(9) of Post-Effective Amendment No. 139 to Registrant's Registration Statement on Form N-1A, filed on September 5, 2013.

(m)(6) Distribution Plan, dated October 28, 2015, (relating to Class B Shares of General Treasury and Agency Money Market Fund) is incorporated by reference to Exhibit M(10) of Post-Effective Amendment 151.

(m)(7) Amended and Restated Service Plan, effective March 22, 2000, revised March 13, 2012 (relating to Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund) is incorporated by reference to Exhibit (m)(11) of Post-Effective Amendment No. 162.

(m)(8) Shareholder Services Plan, dated April 26, 2007, as revised October 28, 2015, (relating to Class B shares of General Treasury and Agency Money Market Fund) is incorporated by reference to Exhibit M(14) of Post-Effective Amendment No. 151.

(m)(9) Service Plan (Rule 12b-1 Plan) dated as of March 31, 2017, (relating to Dreyfus Core Equity Fund, Dreyfus Floating Rate Income Fund, Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund) and Dreyfus Tax Managed Growth Fund) is incorporated by reference to Exhibit M(13) of Post-Effective Amendment No. 169.

(n)(1) Amended Rule 18f-3 Plan for Dreyfus Bond Market Index Fund, dated April 26, 1995, amended August 31, 2016, amended February 23, 2017 is incorporated by reference to Exhibit N(1) of Post-Effective Amendment No. 169.

(n)(2) Rule 18f-3 Plan, as amended February 1, 2016, as amended February 23, 2017, as amended December 15, 2017, as amended June 15, 2018 for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund, is filed herewith.

(n)(3) Rule18f-3 Plan, as amended March 1, 2016, as amended February 23, 2017, as amended December 15, 2017, as amended June 11, 2018 for Dreyfus Floating Rate Income Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund), is filed herewith.

(n)(4) Rule 18f-3 Plan, dated August 1, 2015, as revised April 15, 2016 for General Treasury and Agency Money Market Fund is incorporated by reference to Exhibit N(5) of Post-Effective Amendment No. 161.

(p)(1) Revised Code of Ethics adopted by the Registrant, The Dreyfus Corporation, Alcentra NY, LLC and MBSC Securities Corporation, which became effective November 3, 2014 is incorporated by reference to Exhibit P(4) of Post-Effective Amendment No. 152.

(p)(2) Revised Code of Ethics of Fayez Sarofim & Co. effective as of May 6, 2013, for Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund is incorporated by reference to Exhibit P(2) of Post-Effective Amendment No. 142.

(p)(3) Code of Ethics for the Nonmanagement Board Members of the Dreyfus Family of Funds and BNY Mellon Funds Trust is filed incorporated by reference to Exhibit (p)(3) of Post-Effective Amendment No. 162.

Other Exhibits

(1) Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated February 21, 2018, effective March 30, 2018, is incorporated by reference to (1) Post-Effective Amendment No. 176.

Item 29. Persons Controlled by or under Common Control with Registrant

Not applicable.

Item 30. Indemnification

 The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

Article Tenth of the Registrant's Articles of Incorporation and any amendments thereto, Article VIII of Registrant's Amended and Restated Bylaws, Section 2-418 of the Maryland General Corporation Law and Section 1.10 of the Distribution Agreement.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser

(a) The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

(b) The Registrant (on behalf of Dreyfus Core Equity Fund and Dreyfus Tax Managed Growth Fund (the "Funds")) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Fayez Sarofim & Co., the sub-investment adviser of the Funds, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Fayez Sarofim & Co., or those of its officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Fayez Sarofim & Co. (SEC File No. 801-1725).

(c) The Registrant (on behalf of Dreyfus Floating Rate Income Fund) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of Alcentra NY, LLC (the sub-investment adviser of Dreyfus Floating Rate Income Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Alcentra NY, LLC, or those of its officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Advisers Act by Alcentra NY, LLC (SEC File No. 801-62417).

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Renee LaRoche-Morris President and Director	The Dreyfus Corporation++	President	1/18 – Present
	BNY Mellon Investment Management*******	Chief Operating Officer	1/18 - Present
	BNY Mellon Wealth Management++	Chief Financial Officer	5/14-12/17
Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Chief Executive Officer Director	8/16 – Present 8/16 - Present
	MBSC Securities Corporation++	Executive Vice President	6/07 – 8/16
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Gregory Brisk Director	Alcentra Limited^	Director	9/12 - Present

	Alcentra NY LLC++	Director	10/15 - Present

	Alcentra US, Inc. ††††	Director	10/15 - Present

	Alternative Holdings I, LLC*******	Director	7/16 - Present

	Alternative Holdings II, LLC*******	Director	3/16 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Alcentra Group Holdings, Inc. ††††††	Director	7/16 - Present

	BNYM CSIM Funding LLC+++	Managing Director	8/17 - Present

	ABF Brazil Fund, SPC^^	Director	7/08 - Present

	BNY Mellon Asset Management Operations LLC^^^	Director	11/17 - Present

	BNY Mellon Asset Management North America Corporation*	Director	1/18 - Present
	BNY Mellon Fund Managers Limited^	Director	10/02 - Present

	BNY Mellon Fund Management (Luxembourg) S.A.^^^^	Director	3/16 - Present

	BNY Mellon Global Funds PLC^^^^^	Director	2/03 - Present

	BNY Mellon Global Management Limited^^^^^^	Director	11/02 - Present

	BNY Mellon International Asset Management (Holdings) Limited^	Director	10/12 - Present

	BNY Mellon International Asset Management (Holdings) No. 1 Limited^	Director	10/12 - Present

	BNY Mellon International Asset Management Group Limited^	Director	5/10 - Present

	BNY Mellon Investment Management (APAC) Holdings Ltd^	Director	9/03 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Investment Management EMEA Limited^	Director	12/15 - Present

	BNY Mellon Investment Management (Europe) Limited^	Director	11/12 – Present

	BNY Mellon Investment Management (Jersey) Limited. ^^^^^^^	Director	11/12 – Present

	BNY Mellon Investment Management Europe Holdings Limited^	Director	11/12 – Present

	BNY Mellon Investment Management Holdings (Germany) Limited^	Director	9/12 - Present

	BNY Mellon Investment Management Seed Capital Limited^	Director	11/13 - Present

	BNY Mellon Investment Management (Shanghai) Limited^^^^^^^^	Director	6/17 - Present

	BNY Mellon Liquidity Funds PLC^^^^^^^^^	Director	12/02 - Present

	BNY MFM Nominees Limited^	Director	5/02 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Director and Managing Director	7/16 - Present

	CenterSquare Investment Management, Inc. +++	Director and Managing Director	7/16 – 1/18

	CenterSquare Global Securities Management Inc. +++	Managing Director	8/17 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	CSIM Investment Management, LLC. +++	Director	1/18 - Present
	Cutwater Asset Management Corp++	Director	1/15 - Present

	Cutwater Holdings LLC++	Director	1/15 - Present

	Cutwater Investor Services Corp++	Director	1/15 - Present

	EACM Advisors LLC^^	Director	7/16 - Present

	Insight Investment International Limited^	Director	2/18 – Present
	Insight Investment Management Limited^	Director	4/16 - Present

	Insight Investment Management (Global) Limited^	Director	4/16 - Present

	Insight Investment Funds Management Limited^	Director	4/16 - Present
	Insight Investment Management (Ireland) Limited^^^^^^^^^^	Director	3/17 - Present

	Insight North America LLC++	Director	11/17 - Present

	Absolute Insight Funds PLC^^^^^^^^^^	Director	3/17 - Present

	Insight Global Funds II PLC^^^^^^^^^^	Director	3/17 - Present

	Insight Liquidity Funds PLC^^^^^^^^^^	Director	3/17 - Present

	LDI Solutions Plus PLC^^^^^^^^^^	Director	3/17 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	MBC Investment Corporation#	Director	2/17 - Present

	MBSC Securities Corporation++	Director	3/18 - Present

	Mellon Capital Management Corporation**	Director	7/16 – 1/18

	Mellon Europe Pension (Nominees) Limited^	Director	12/00 - Present

	Mellon Global Investing Corp+	Director	8/10 - Present

	Mellon JV Limited Company^	Director	1/06 - Present

	Mellon Overseas Investment Corporation*******	Director	4/08 - Present

	Newton Investment Management Limited^	Director	5/16 - Present

	Newton Investment Management (North America) Limited^	Director	5/16 - Present

	Newton Management Limited^	Director	8/16 - Present

	NWK Multi-Strategy Funds PLC^^^^^^	Director	5/07 - Present

	Pareto Investment Management Limited^	Director	4/16 – 1/18

	Standish Mellon Asset Management Company LLC*******	Director	6/16 – 1/18

	The Boston Company Asset Management, LLC*	Director	7/16 – 1/18

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	XBK LLC^^^	Director	11/17 - Present

	The Fordham Trust++++++++	Director	3/15 - Present

	The St. Nicholas Cole Abbey Centre for Workplace Ministry Limited†††††††	Director	9/11 - Present

	Distaff Lane Coffee Limited†††††††	Director	9/17 - Present

	BNY Mellon Advantage Series^^^^^^^	Director	11/13 – 6/17

	BNY Mellon China A Share Equity Fund, A SEGREGATED PORTFOLIO^^	Director	3/11 – 10/15

	BNY Mellon Compass Fund SICAV#########	Director	11/11 – 1/16

	BNY Mellon Enhanced Coefficient Select Fund PLC^^^^^^^	Director	4/08 – 8/15

	BNY Mellon Term Investment Portfolios PLC ^^^^^^^	Director	8/13 – 7/16

	BNY Mellon Offshore Currency Opportunity Enhanced Master Fund Limited^^	Director	6/06 – 1/15

	BNY Mellon Offshore Currency Opportunity Enhanced UK Equitized Fund Limited^^	Director	6/06 – 1/15

	Mellon Global Alternative Investment Fund PLC********	Director	2/06 – 12/16

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	MAM (MA) Holding Trust*	Director	7/16 – 3/16

	MAM (MA) Holdings LLC*	Director	12/16 – 4/16

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	1/06 - 1/16

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	3/12 – 3/15

		Executive Vice President	12/11 – Present

Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 - Present

	Deutsche Bank 60 Wall Street New York, NY 10005	Director and Associate General Counsel	6/05 - 6/15

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	11/08 - 6/15

Alban J. Miranda Chief Financial Officer	Resources Global Professionals 7 Times Square, Suite 2600 New York, NY 10036	Senior Program Manager/Consultant	10/15 - 5/16
	P.K. Gupta Certified Public Accountants 425 Broadhollow Road Melville, NY 11747	Senior Partner	6/13 - 9/15

Katherine Scott Chief Risk Officer	MBSC Securities Corporation++	Chief Risk Officer	2/14-Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Peter Arcabascio Vice President – Distribution	BNY Mellon Investment Management*	Senior Vice President	7/06-Present
	BNY Investment Strategy and Solutions Group, LLC*	Manager	6/15- Present

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9/14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9/14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – 3/16

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – 6/16

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – 6/16

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer – Tax	10/13 - Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – 5/16

	Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – 12/15

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – 10/15

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – 10/15

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – 5/16

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Asset Management North America Corporation *	Assistant Treasurer – Tax	1/18 – Present
	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer – Tax	3/16 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Partnership Funding LLC ***	Manager	11/14 – 6/15

	BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – 10/15

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – 1/18

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 – 6/16

	Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

	CSIM Investment Management, LLC +++	Assistant Treasurer – Tax	1/18 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

	EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – 3/16

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 – 1/18

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	Mellon EFT Services†††††	Assistant Treasurer - Tax	10/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

	Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 – 12/15

	Mellon Investor Services Holdings LLC +++++++	Assistant Treasurer – Tax	8/16 – Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 – 3/16

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer – Tax	7/13 – 12/15

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – 12/15

	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – 1/18

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – 1/18

	Tiber Capital Management LLC++	Assistant Treasurer – Tax	8/15 – 7/16

	USPLP, Inc. *******	Assistant Treasurer – Tax	10/13 – 5/16

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

	BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – 5/14

	Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Executive Vice President Senior Vice President	2/14 – Present 2/08 – 2/14

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
Anthony Mayo Vice President – Information Systems	MBSC Securities Corporation++	Chief Technology Officer	4/14 – Present

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present

	BNY Mellon Asset Management North America Corporation*	Vice President - Real Estate	1/18 – Present
	BNY Mellon, National Association+	Managing Director	7/09 – 10/14

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

	Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – 1/18

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Mellon Investor Services Holdings LLC+++++++	Vice President - Real Estate	8/16 - Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. ^^^^^	Vice President - Real Estate	7/11 – Present
	Tennessee Processing Center LLC ^^^^^	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Capital Markets LLC^^^^^	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – 10/14

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – 3/16

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – 6/16

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – 3/15

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – 6/16

	BNY Mellon Asset Management North America Corporation *	Assistant Treasurer –Tax	1/18 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – 5/16

	Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – 12/15

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – 12/15

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ^^^^^	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation ^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – 10/15

	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – 1/18

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	CSIM Investment Management, LLC +++	Assistant Treasurer –Tax	1/18 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – 3/16

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

	Lockwood Insurance Inc. ######	Assistant Treasurer –Tax	8/14 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – 1/18

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Investor Services Holdings LLC	Assistant Treasurer –Tax	8/16 – Present
+++++++
	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – 3/16

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	New GSM Holding Corporation ^^^^	Assistant Treasurer –Tax	7/11 – 12/15

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

	Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – 12/15

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer –Tax	11/14 – 1/18

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Technology Services Group, Inc. ^^^^^	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ^^^^^	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – 1/18

	Tiber Capital Management LLC++	Assistant Treasurer –Tax	8/15 – 7/16

	USPLP, Inc. *******	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	BNY Community Development Enterprises Corporation***	Vice President –Tax	4/12 – 4/14

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Secretary	2/18 - Present
		Vice President and Assistant Secretary	8/05 – 2/18

	MBSC Securities Corporation++	Assistant Secretary	1/06 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, MA, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
***	The address of the business so indicated is One Wall Street, New York, NY 10286.

****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022.
*******	The address of the business so indicated is 225 Liberty Street, New York, NY 10286.
********	The address of the business so indicated is Grand Canal House, 1 Upper Grand Canal Street, Dublin, 4 Ireland.
^	The address of the business so indicated is BNY Mellon Centre 160 Queen Victoria Street, London EC4V 4LA.
^^	The address of the business so indicated is 87 Mary Street, George Town, KY1-9005, Cayman Islands.
^^^	The address of the business so indicated is 201 Washington Street, Boston, Massachusetts 02108.
^^^^	The address of the business so indicated is 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.
^^^^^	The address of the business so indicated is One Dockland Central, Guild Street, IFSC, Dublin 1.
^^^^^^	The address of the business so indicated is 33 Sir John Rogersons Quay, Dublin 2.
^^^^^^^	The address of the business so indicated is Ogier House, The Esplanade, St Helier, Jersey, JE4 9WG.
^^^^^^^^	The address of the business so indicated is Room 6053, Level 6, 21st Century Building, No.210, Century Avenue, China, (Shanghai) Pilot Free Trade Zone.
^^^^^^^^^	The address of the business so indicated is 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland.
^^^^^^^^^^	The address of the business so indicated is 32 Molesworth Street, Dublin 2, Ireland.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, PA 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, NY 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462.
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258.
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504.
++++++	The address of the business so indicated is 320 Bay Street, Toronto, ON M5H 4A6.
+++++++	The address of the business so indicated is 480 Washington Blvd, Jersey City, NJ 07310.
++++++++	The address of the business so indicated is Hartpiece, Lamarsh, Bures, Suffolk, CO8 5EP..
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019.
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024.
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103.
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD.
†††††††	The address of the business so indicated is 114 Queen Victoria Street, London, EC4V 4BJ.
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004.

^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940.
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459.
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107.
^^^^^	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY, 10286.
^^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402.
^^^^^^^	The address of the business so indicated is David M. Breen & Co. Suite 4, Wallace House, Maritana Gate, Canada Street, Waterford.
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809.
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017.
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399.
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002.
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002.
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212.
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111.
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104.
#########	The address of the business so indicated is 6 C, route de Trèves, L-2633 Senningerberg, Luxembourg.
Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Absolute Insight Funds, Inc.
3.	BNY Mellon Funds Trust
4.	CitizensSelect Funds
5.	Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc.
6.	Dreyfus AMT-Free Municipal Cash Management Plus
7.	Dreyfus AMT-Free New York Municipal Cash Management
8.	Dreyfus Appreciation Fund, Inc.
9.	Dreyfus BASIC Money Market Fund, Inc.
10.	Dreyfus BNY Mellon Funds, Inc.
11.	Dreyfus Bond Funds, Inc.
12.	Dreyfus Cash Management
13.	The Dreyfus Fund Incorporated
14.	Dreyfus Government Cash Management Funds
15.	Dreyfus Growth and Income Fund, Inc.
16.	Dreyfus Index Funds, Inc.

17.	Dreyfus Institutional Liquidity Funds
18.	Dreyfus Institutional Preferred Money Market Funds
19.	Dreyfus Institutional Reserves Funds
20.	Dreyfus Intermediate Municipal Bond Fund, Inc.
21.	Dreyfus International Funds, Inc.
22.	Dreyfus Investment Funds
23.	Dreyfus Investment Grade Funds, Inc.
24.	Dreyfus Investment Portfolios
25.	The Dreyfus/Laurel Funds, Inc.
26.	The Dreyfus/Laurel Funds Trust
27.	Dreyfus Liquid Assets, Inc.
28.	Dreyfus Manager Funds II
29.	Dreyfus Midcap Index Fund, Inc.
30.	Dreyfus Municipal Bond Opportunity Fund
31.	Dreyfus Municipal Funds, Inc.
32.	Dreyfus New Jersey Municipal Bond Fund, Inc.
33.	Dreyfus New York AMT-Free Municipal Bond Fund
34.	Dreyfus New York Tax Exempt Bond Fund, Inc.
35.	Dreyfus Opportunity Funds
36.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
37.	Dreyfus Premier GNMA Fund, Inc.
38.	Dreyfus Premier Investment Funds, Inc.
39.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
40.	Dreyfus Premier Worldwide Growth Fund, Inc.
41.	Dreyfus Research Growth Fund, Inc.
42.	Dreyfus State Municipal Bond Funds
43.	Dreyfus Stock Funds
44.	Dreyfus Stock Index Fund, Inc.
45.	Dreyfus Sustainable U.S. Equity Fund, Inc.
46.	Dreyfus Sustainable U.S. Equity Portfolio, Inc.
47.	Dreyfus Tax Exempt Cash Management Funds
48.	Dreyfus Treasury & Agency Cash Management
49.	Dreyfus Treasury Securities Cash Management
50.	Dreyfus Ultra Short Income Fund

51.	Dreyfus Variable Investment Fund
52.	General California Municipal Money Market Fund
53.	General Government Securities Money Market Funds, Inc.
54.	General Money Market Fund, Inc.
55.	General Municipal Money Market Funds, Inc.
56.	General New Jersey Municipal Money Market Fund, Inc.
57.	General New York AMT-Free Municipal Money Market Fund
58.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Bradley J. Skapyak*	Chief Executive Officer and Director	President
Kenneth Bradle**	President and Director	None
Sue Ann Cormack†	Executive Vice President	None
Joseph P. Gennaco††††	Executive Vice President	None
Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
Joseph Moran†††	Executive Vice President	None
Christopher D. O'Connor†††	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone*****	Executive Vice President	None

Susan Verbil Goldgraben****	Executive Vice President	None
Alban J. Miranda†††	Chief Financial Officer and Treasurer	None
Brie A. Steingarten*	Chief Legal Officer and Secretary	None
John Squillace*	Chief Compliance Officer (Investment Advisory Business)	None
William Kennedy†††	Chief Compliance Officer	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None
Timothy I. Barrett**	Senior Vice President	None
Eric P. Cola*	Senior Vice President	None

John Ragusa*	Senior Vice President	None
Christopher A. Stallone**	Senior Vice President	None

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
John Cimino*	Vice President	None
Christopher Donoghue**	Vice President	None
Tina Rizzo**	Vice President	None
Carla R. Wanzer**	Vice President and Privacy Officer	None
James Windels*****	Vice President	Treasurer
Caridad M. Carosella**	Vice President – Compliance/Anti-Money Laundering Officer	Anti-Money Laundering Officer
Donna M. Impagliazzo**	Vice President – Compliance	None
John Shea†††	Vice President – Finance	None
Sandra Hatter***	Vice President – Human Resources	None
Marianne Thomas+	Vice President – Human Resources	None
Carol A. Britton****	Vice President – Real Estate	None
Kathleen Geis††	Vice President – Real Estate	None
Thaddeus S. Logan****	Vice President – Real Estate	None
Charles Doumar†††	Vice President – Tax	None
Claudine Orloski***	Vice President – Tax	None
Paul Mazziotti**	Anti-Money Laundering Officer	None

James Bitetto*	Assistant Secretary	Vice President and Secretary

Audrey Edwards***	Assistant Secretary	None
Susan K. Maroni***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is 101 Barclay Street, New York, NY 10286.
*****	Principal business address is 2 Hanson Place, Brooklyn, NY 11217
†	Principal business address is 100 Saint Paul Street Denver, CO 80206
††	Principal business address is 500 Ross Street, Pittsburgh, PA 15262-0001
†††	Principal business address is 225 Liberty Street, New York, NY 10286
††††	Principal business address is 1 Boston Place, Boston, MA 02108-4407
+	Principal business address is 19 Vreeland Road Florham Park, NJ 07932

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
   225 Liberty Street
   New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. BNY Mellon Investment Servicing (US), Inc.
   4400 Computer Drive
   Westborough, Massachusetts 01581

  4. The Dreyfus Corporation
   200 Park Avenue
   New York, New York 10166

  5. The Dreyfus Corporation
   2 Hanson Place
   Brooklyn, New York 11217

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements of effectiveness of this Amendment to the Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 15th of May 2018.

The Dreyfus/Laurel Funds, Inc.

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	05/15/2018

Bradley J. Skapyak

/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	05/15/2018

James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	05/15/2018

Joseph S. DiMartino

/s/ Kenneth A. Himmel*	Board Member	05/15/2018

Kenneth A. Himmel

/s/ Stephen J. Lockwood*	Board Member	05/15/2018

Stephen J. Lockwood

/s/ Roslyn M. Watson*	Board Member	05/15/2018

Roslyn M. Watson

/s/ Benaree Pratt Wiley*	Board Member	05/15/2018

Benaree Pratt Wiley

/s/ Francine J. Bovich*	Board Member	05/15/2018

Francine J. Bovich
*BY:	/s/ James Bitetto
James Bitetto Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(a)(42) Articles of Amendment of the Articles of Incorporation, dated May 1, 2018, (redesignating Dreyfus Opportunistic Fixed Income Fund as Dreyfus Unconstrained Bond Fund).

(n)(2) Rule 18f-3 Plan, as amended February 1, 2016, as amended February 23, 2017, as amended December 15, 2017, as amended June 15, 2018 for Dreyfus Tax Managed Growth Fund and Dreyfus Core Equity Fund.

(n)(3) Rule18f-3 Plan, as amended March 1, 2016, as amended February 23, 2017, as amended December 15, 2017, as amended June 11, 2018 for Dreyfus Floating Rate Income Fund and Dreyfus Unconstrained Bond Fund (formerly known as Dreyfus Opportunistic Fixed Income Fund).